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        AOL LATIN AMERICA PRESENTS PLAN TO RAISE MARKET CAPITALIZATION FOR
                           CONTINUED LISTING ON NASDAQ

        PLAN INCLUDES STOCK CONVERSION AGREEMENT BY MAJOR STOCKHOLDERS -- AMERICA ONLINE, INC. AND THE CISNEROS GROUP OF COMPANIES

        THE COMPANY EXPECTS THE PROPOSAL, IF ACCEPTED BY NASDAQ, WILL BENEFIT CLASS A COMMON STOCKHOLDERS

FT. LAUDERDALE, FL, October 7, 2002 -- America Online Latin America, Inc. (NASDAQ-SCM:AOLA), a leading interactive services provider in Latin America, today announced that it has presented a plan to the NASDAQ Listing Qualifications Panel designed to remedy its noncompliance with the $35 million market capitalization requirement for continued listing of its Class A Common Stock on the NASDAQ SmallCap Market (Marketplace Rule 4310(c)(2)(B)(ii)).

The plan presented to NASDAQ includes an agreement by its two largest stockholders, America Online, Inc. and the Cisneros Group of Companies, to convert a sufficient number of shares of preferred stock to Class A Common Stock so that the market capitalization of the Class A Common Stock exceeds the required $35 million threshold. Completion and implementation of this agreement is contingent upon, among other things, NASDAQ's acceptance of the Company's proposed plan and the requirement that the closing bid price of the Class A Common Stock be above a certain level on the day the NASDAQ Panel issues its decision. The Company expects to receive NASDAQ's decision on the proposed plan within four weeks, during which time AOL Latin America's Class A Common Stock will continue to trade on the NASDAQ SmallCap Market.

The Company noted it will also have to come into compliance with the minimum bid price requirement rule of $1.00 for 10 consecutive trading days by January 13, 2003 in order to continue to trade on the NASDAQ SmallCap Market. The Company addressed its non-compliance with this requirement in its presentation to the Panel, noting that it is considering various alternatives, including a potential reverse stock-split, if necessary.

AOL Latin America noted that under the preferred share conversion proposal the total number of shares outstanding would remain unchanged; however, the number of shares of Class A Common Stock would increase. The Company believes the proposal would benefit Class A common holders as it includes the forfeiture of dividends, liquidation preferences and other preferential rights associated with the converted preferred stock by the Cisneros Group of Companies and America Online.

Charles Herington, President and CEO of AOL Latin America, said: "The stock conversion plan clearly underscores the commitment of our major stockholders -- America Online and the Cisneros Group of Companies. With their active support, we have continued to narrow losses through a business strategy designed to target higher value members. We believe this plan will benefit the Company and our stockholders, as we continue to play an important role in the development of the online medium in Latin America."

There can be no assurance that the Panel will accept the Company's plan or that implementation of the plan will result in continued listing on the NASDAQ SmallCap Market. In the event that the Panel does not grant continued listing, AOL Latin America expects that its Class A Common Stock would trade on the Over-the-Counter Bulletin Board (OTCBB). The OTCBB is a regulated quotation service that displays real-time quotes, last-sales prices, and volume information for more than 3,600 equity securities.

ABOUT AOL LATIN AMERICA

America Online Latin America, Inc. (NASDAQ-SCM: AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999, and began as a joint venture of America Online, Inc., a wholly owned subsidiary of AOL Time Warner Inc. (NYSE:AOL), and the Cisneros Group of Companies. Banco Itau, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world's leader in branded interactive services, with the relationships, regional experience and extensive media assets of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at www.aola.com. America Online's 35 million members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the expected benefit to class A stockholders and the Company of the proposed preferred stock conversion plan and (ii) alternatives to cure the minimum bid price deficiency. These forward-looking statements are subject to a number of risks and uncertainties, which are described in our Annual Report on Form 10-K for the period ended December 31, 2001, and from time to time in other reports we file with the SEC, as well as the following risks and uncertainties: the closing bid price of our stock on the date that the NASDAQ Listing Qualifications Panel issues its decision, NASDAQ's acceptance of the proposed conversion plan, future trading in our stock and closing bid prices of our stock, our limited cash position, the impact our continued losses will have on our ability to finance our operations, our limited operating history and uncertainty relating to our ability to convert our subscribers into paying subscribers. Actual results could differ materially from those described in the forward-looking statements.

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